EXHIBIT 99.1

Splash Beverage Group Reports Third Quarter 2022 Financial Results

Revenues Increase 73% with $5.1 Million in Gross Sales

Fort Lauderdale, Florida, November 16, 2022 – On November 15, 2022, Splash Beverage Group, Inc. (NYSE American: SBEV) ("Splash" or the "Company"), a portfolio company of leading beverage brands, issued a press release announcing financial results for the third quarter period ended September 30, 2022. The purpose of this press release is to correct the references to the second quarter period ending June 30, 2022 made in the previous press release. Investors are encouraged to read the Company’s quarterly report on Form 10-Q which was filed with the Securities and Exchange Commissions (the “SEC”), contains additional information, and is posted at https://splashbeveragegroup.com/.

Third Quarter Financial Performance

•	Gross sales for the third quarter were $5.1 million compared to $2.9 million in the prior year period, an increase of 73% over the prior year period. The increase in revenue were primarily due to increased sales from e-commerce as well as increased sales through a number of retail authorizations. On a nine-month basis, revenues increased to $14.0 million from $8.6 million in the prior year period, a 64% increase.
•	Company reported nine new or expanded distribution/sales agreements with distributors or retailers.
•	Gross profit in the third quarter increased 40% to $1.1 million vs. $0.8 million in the prior year period, and in the nine-month period to $2.6 million from $2.2 million in the prior year, an 18% increase.
•	Third quarter net loss from continued operations narrowed to $5.1 million compared to a loss of $12.1 million in the prior year period. For the nine-month period, the net loss narrowed to $16.6 million from $22.9 million in the prior year period. The decrease in net loss is due primarily to an increase in revenues as well as lower operating expenses and non-cash items.
•	As of September 30, 2022, the company had total cash and cash equivalents of $2.6 million, compared with $4.1 million at December 31, 2021.
•	The company is currently evaluating various credit facility offers in hand to augment inventory needs as the company grows and has more traditional lending opportunities.

Robert Nistico, Splash Beverage Group’s Chairman and CEO, commented, “We continue to execute our business strategy, and our third quarter results reflect those efforts. Distribution is key to the beverage industry for success. We continue to focus expanding our distribution network with (9) nine new distribution/sales agreements with distributors and retailers this quarter alone.

Inventory build is a vital component of growth as we add more retail and distribution partners. We’ve accessed the capital markets to help fund this growth, and as mentioned above, we intend to activate various traditional credit facilities that are on the table as we speak. We will keep a close eye on expenses, evidenced by our reduced operating expenses this quarter as we work towards a revenue neutral/positive position. We are opportunistic, with good reason regarding our ability to further our expansion of distribution and retail support, which ultimately builds revenue and profitability.”

About Splash Beverage Group, Inc.

Splash Beverage Group, an innovator in the beverage industry, owns a growing portfolio of alcoholic and non-alcoholic beverage brands including Copa di Vino wine by the glass, SALT flavored tequilas, Pulpoloco sangria, and TapouT performance hydration and recovery drink. Splash’s strategy is to rapidly develop early-stage brands already in its portfolio as well as acquire and then accelerate brands that have high visibility or are innovators in their categories. Led by a management team that has built and managed some of the top brands in the beverage industry and led sales from product launch into the billions, Splash is rapidly expanding its brand portfolio and global distribution.

For more information visit:

www.SplashBeverageGroup.com

www.copadivino.com

www.drinksalttequila.com

www.pulpo-loco.com

www.tapoutdrinks.com

Forward-Looking Statement

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and, consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements and factors that may cause such differences include, without limitation, the risks disclosed in the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2022, and in the Company’s other filings with the SEC. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

Contact Information:

Splash Beverage Group

Info@SplashBeverageGroup.com

954-745-5815

Condensed Consolidated Statements of Operations For the Three and Nine Months Ended September 30, 2022 and September 30, 2021 (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021

Gross sales	$5,104,397	$2,950,187	$14,037,453	$8,573,945
Customer discount	(233,990)	(122,794)	(741,532)	(319,867)

Net revenues	4,870,407	2,827,393	13,295,921	8,254,078
Cost of goods sold	(3,719,360)	(2,007,544)	(10,639,716)	(6,011,755)
Gross profit	1,151,047	819,849	2,656,205	2,242,323

Operating expenses:
Contracted services	438,004	354,355	1,196,852	821,471
Salary and wages	1,262,935	1,246,253	3,180,198	2,892,818
Non-cash share based compensation	1,697,201	8,828,097	7,039,695	13,226,061
Other general and administrative	2,116,824	2,214,274	5,945,023	7,767,241
Sales and marketing	746,965	249,100	1,918,420	465,705
Total operating expenses	6,261,929	12,892,079	19,280,188	25,173,296

Loss from continuing operations	(5,110,882)	(12,072,230)	(16,623,983)	(22,930,973)

Other income/(expense):
Other Income	—	3,632	—	3,632
Interest income	158	527	2,867	642
Interest expense	(66,193)	(100,128)	(225,543)	(341,715)
Gain from debt extinguishment	—	(1,695)	—	95,701
Total other income/(expense)	(66,035)	(97,664)	(222,676)	(241,740)

Provision for income taxes	—	—	—	—

Net loss from continuing operations, net of tax	(5,176,917)	(12,169,894)	(16,846,659)	(23,172,713)

Net income (loss) from discontinued operations, net of tax	—	(22,077)	(199,154)	218,410
Gain on sale of discontinued operations	33,116	—	148,747	—

Income (loss) from discontinued operations, net of tax	33,116	(22,077)	(50,407)	218,410

Net loss	$(5,143,801)	$(12,191,971)	$(16,897,065)	$(22,954,303)

Loss per share - continuing operations
Basic and dilutive	$(0.14)	$(0.40)	$(0.46)	$(0.83)

Weighted average number of common shares outstanding - continuing operations
Basic	37,364,031	30,515,251	36,417,222	27,512,776

Income(loss) per share - discontinued operations
Basic	$0.00	$0.00	$0.00	$0.01
Dilutive	$0.00	$0.00	$0.00	$0.01

Weighted average number of common shares outstanding - discontinued operations
Basic	37,364,031	30,515,251	36,417,222	27,512,776
Dilutive	38,861,544	30,515,251	36,417,222	30,809,267

Splash Beverage Group, Inc. Condensed Consolidated Balance Sheets September 30, 2022 and December 31, 2021 (Unaudited)

Assets
	September 30, 2022	December 31, 2021
Current assets:
Cash and cash equivalents	$2,601,270	$4,181,383
Accounts Receivable, net	1,478,613	1,114,452
Prepaid Expenses	586,092	607,178
Inventory, net	3,584,331	1,923,479
Other receivables	461,353	41,939
Assets from discontinued operations	—	473,461
Total current assets	8,711,659	8,341,892

Non-current assets:
Deposit	$49,251	$330,886
Goodwill	256,823	256,823
Other intangible assets, net	5,310,461	5,604,512
Investment in Salt Tequila USA, LLC	250,000	250,000
Right of use asset	828,066	1,031,472
Property and equipment, net	556,936	569,785
Total non-current assets	7,251,537	8,043,478
Total assets	$15,963,196	$16,385,370

Liabilities and Stockholders’ Equity (Deficit)

Liabilities:
Current liabilities
Accounts payable and accrued expenses	2,088,180	$1,913,459
Right of use liability - current	290,789	294,067
Due to related parties	75,000	—
Related party notes payable	—	653,081
Notes payable, current portion	1,386,605	2,967,812
Liability to issue shares	1,160,950	—
Shareholder advances	—	390,500
Accrued interest payable	183,553	171,452
Liabilities from discontinued operations	—	389,086
Total current liabilities	5,185,077	6,779,457

Long-term Liabilities:
Notes payable - noncurrent	248,428	—
Right of use liability - noncurrent	537,447	732,686
Total long-term liabilities	785,875	732,686
Total liabilities	5,970,952	7,512,143

Stockholders’ equity:
Common Stock, $0.001 par, 150,000,000 shares authorized, 39,650,787 and 33,596,232 shares issued 39,650,787 and 33,596,232 outstanding, at September 30, 2022 and December 31, 2021, respectively	39,651	33,596
Additional paid in capital	117,487,992	99,480,188
Accumulated Comprehensive Income - Translation	2,225	—
Accumulated deficit	(107,537,624)	(90,640,557)
Total stockholders’ equity	9,992,244	8,873,227
Total liabilities and stockholders’ equity	$15,963,196	$16,385,370